Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FIRST QUARTER FISCAL 2015
ENDS WITH 8% INCREASE IN REVENUE

Monett, MO, November 4, 2014 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced first quarter fiscal 2015 results with an 8% increase in total revenue, an increase of 7% in gross profit and a 6% increase in net income over the first quarter of fiscal 2014.
For the quarter ended September 30, 2014, the company generated total revenue of $318.8 million compared to $295.7 million in the same quarter a year ago. Gross profit increased to $138.3 million from $128.7 million in the first quarter of last fiscal year. Net income in the current quarter was $52.8 million, or $0.64 per diluted share, compared to $49.8 million, or $0.58 per diluted share in the same quarter a year ago.
According to Jack Prim, CEO, “We are very pleased to announce another quarter of record revenue and earnings fueled by strong organic revenue growth. We continue to focus on execution for our customers and shareholders."
Operating Results
License revenue for the first quarter increased to $13.6 million from $11.8 million in the first quarter a year ago. License revenue was 4% of total revenue in both periods. All components of support and service revenue grew in the quarter compared to the prior year and increased 8% to $292.5 million, or 92% of total revenue in the first quarter of fiscal 2015 from $269.5 million, or 91% of total revenue for the same period a year ago. Hardware sales in the first quarter of fiscal 2015 decreased 11% to $12.8 million, or 4% of total revenue, from $14.3 million, or 5% of total revenue in the first quarter of last fiscal year.
Cost of sales for the first quarter increased 8% to $180.5 million from $166.9 million in the first quarter of fiscal 2014. Gross profit increased 7% to $138.3 million for the first quarter this fiscal year from $128.7 million last year. Gross margin was 43% in the first quarter compared to 44% in the same quarter last year.
Gross margin on license revenue for the first quarter of fiscal 2015 was 90% compared to 88% for fiscal 2014. Support and service gross margin was 42% in the first quarter of fiscal 2015, decreasing slightly from 43% in the first quarter of fiscal 2014. Hardware gross margins increased for the first quarter to 26% from 24% for the same quarter last year.
Operating expenses increased 8% in the first quarter of fiscal 2015 compared to the same quarter a year ago primarily due to increased headcount and related salaries. Selling and marketing expenses increased 4% in the current year first quarter to $22.4 million, or 7% of total revenue, from $21.5 million, or 7% of prior year first quarter revenue. Research and development expenses increased 7% to $16.8 million, or 5% of total revenue, from $15.7 million, or 5% of total revenue, for the first quarter in fiscal 2014. General and administrative costs increased 16% in the current year first quarter to $16.5 million, or 5% of total revenue, from $14.3 million, or 5% of total revenue, in the first quarter of fiscal 2014.
Operating income increased 7% to $82.6 million, or 26% of first quarter revenue, compared to $77.3 million, or 26% of revenue in the first quarter of fiscal 2014. Provision for income taxes increased 8% in the current first quarter compared to the same quarter in fiscal 2014 and is 36.0% of income before income taxes this quarter compared to 35.5% of income before income taxes for the same period in fiscal 2014. First quarter net income totaled $52.8 million, or $0.64 per diluted share, compared to $49.8 million, or $0.58 per diluted share in the first quarter of fiscal 2014.
For the first quarter of fiscal 2015, the bank systems and services segment revenue increased 9% to $240.8 million from $221.0 million in the same quarter last year. Gross margin was 42% in both periods. The credit union systems and services segment revenue increased 4% to $78.0 million with a gross margin of 46% for the first quarter of 2015 from $74.7 million and a gross margin of 47% in the same period a year ago.
Balance Sheet, Cash Flow, and Backlog Review
At September 30, 2014, cash and cash equivalents decreased to $39.4 million from $181.8 million at September 30, 2013. Trade receivables increased to $159.1 million from $152.6 million a year ago. Current and long term debt decreased from $18.0 million a year ago to $11.0 million at September 30, 2014. Deferred revenue increased to $269.6 million at September 30, 2014, compared to $252.4 million a year ago. Stockholders' equity decreased 8% to $1,011.9 million at September 30, 2014, compared to $1,104.8 million a year ago.
Cash provided by operations totaled $93.1 million in the current year compared to $97.7 million last year. The following table summarizes net cash (in thousands) from operating activities:

JKHY Fiscal Year Revenue Increases 8%
November 4, 2014

	Three Months Ended September 30,
	2014	2013
Net income	$52,762	$49,788
Non-cash expenses	29,317	26,663
Change in receivables	64,931	78,489
Change in deferred revenue	(51,418)	(52,165)
Change in other assets and liabilities	(2,444)	(5,085)
Net cash provided by operating activities	$93,148	$97,690
According to Kevin Williams, CFO, "as we discussed last quarter when we provided guidance for fiscal 2015, we commented on the fact that we had and were continuing to make significant investments in both infrastructure and technology as well as increased personnel in specific areas. This is evidenced by the increased personnel cost in both cost of sales and operating expenses noted above as well as the increase in non-cash expenses (primarily depreciation & amortization) noted in the above table. Operating margin for the quarter was 25.9% which is slightly better than the guidance provided of flat with fiscal 2014, which was 25.8%"
Cash used in investing activities for fiscal 2015 of $42.9 million included capital expenditures of $21.5 million, capitalized software development of $18.0 million, and $3.5 million for internal use software. Cash used in investing activities for fiscal 2014 of $21.9 million included capital expenditure of $7.4 million, capitalized software development of $14.1 million, and $3.2 million for internal use software, partially offset by $2.7 million proceeds from the sale of assets.
During fiscal 2015, net cash used in financing activities for the current fiscal year is $81.2 million and included $60.5 million for the purchase of treasury shares, payment of dividends of $18.0 million, and a $2.5 million net cash outflow from the issuance of stock and tax related to stock-based compensation. Net cash used in financing activities for the prior fiscal year was $21.9 million and included payment of dividends of $17.1 million, repayments on our credit facilities of $2.8 million, and $2.0 million net cash outflow from the issuance of stock and tax related to stock-based compensation.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on November 5, 2014; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Fiscal Year Revenue Increases 8%
November 4, 2014

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2014	2013
REVENUE
License	$13,610	$11,779	16%
Support and service	292,454	269,544	8%
Hardware	12,755	14,338	(11)%
Total	318,819	295,661	8%
COST OF SALES
Cost of license	1,389	1,412	(2)%
Cost of support and service	169,697	154,583	10%
Cost of hardware	9,385	10,941	(14)%
Total	180,471	166,936	8%
GROSS PROFIT	138,348	128,725	7%
Gross Profit Margin	43%	44%
OPERATING EXPENSES
Selling and marketing	22,408	21,458	4%
Research and development	16,791	15,673	7%
General and administrative	16,510	14,250	16%
Total	55,709	51,381	8%
OPERATING INCOME	82,639	77,344	7%
INTEREST INCOME (EXPENSE)
Interest income	57	131	(56)%
Interest expense	(266)	(280)	(5)%
Total	(209)	(149)	40%
INCOME BEFORE INCOME TAXES	82,430	77,195	7%
PROVISION FOR INCOME TAXES	29,668	27,407	8%
NET INCOME	$52,762	$49,788	6%
Diluted net income per share	$0.64	$0.58
Diluted weighted average shares outstanding	82,589	85,854

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)	September 30,		% Change
	2014	2013
Cash and cash equivalents	$39,402	$181,787	(78)%
Receivables	159,110	152,624	4%
Total assets	1,558,054	1,615,142	(4)%

Accounts payable and accrued expenses	$66,354	$66,078	—%
Current and long term debt	11,005	17,990	(39)%
Deferred revenue	269,569	252,432	7%
Stockholders' Equity	1,011,919	1,104,781	(8)%